Exhibit 99.1

NEWS RELEASE

Contact:	Frank Hallowell, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7744

FOR IMMEDIATE RELEASE

Image Sensing Systems, Inc. Initiates Review of Strategic Alternatives

Saint Paul, Minn., January 8, 2020 -- Image Sensing Systems, Inc. (NASDAQ: ISNS), a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above‑ground detection technology, applications and solutions, today announced that its Board of Directors has initiated a comprehensive review of strategic alternatives to maximize shareholder value.  The Board of Directors has formed a Special Committee chaired by James W. Bracke, who is an independent director and chair of the Audit Committee.  In addition to Mr. Bracke, the Board has appointed Paul F. Lidsky, Geoffrey C. Davis, and Joseph P. Daly, all of whom are independent directors of Image Sensing Systems, and Brian VanDerBosch, who is an independent consultant of Image Sensing Systems, to the Special Committee.  The Special Committee will oversee the review.

“The Company’s Board is committed to maximizing value for all shareholders and has initiated a strategic review of the Company’s business and assets, including exploring a potential sale or merger of the Company, the ongoing execution of its strategic plan, or continuing as a standalone public company,” said Mr. Bracke.  “We expect this to be a thorough process, and we will report our findings and conclusions to the full Board when the review is complete.  We will consider all reasonable options, but we cannot guarantee that any actions will be taken as a result of this review.”  Image Sensing System has retained Minneapolis‑based investment banking firm, Craig‑Hallum Capital Group LLC, to advise it in this process.

“Image Sensing Systems continues to execute on its long‑term strategy.  We believe Image Sensing Systems will continue to perform well and generate positive cash flow.  Although we cannot guarantee that this process will culminate in any transaction or other action, we believe that now is the right time to review a full range of options in an effort to maximize value for all shareholders,” Mr. Bracke continued.

The Company has not set a formal timetable for the review process, and it has not made any decisions related to strategic alternatives at this time.  In addition, no assurances can be given regarding the outcome or timing of the review process.  Image Sensing Systems does not intend to make any further public comment regarding the review until it has been completed or it determines that further disclosure is required or beneficial.

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About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward‑looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse.  Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; and competitive factors.  Our forward‑looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements.  Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10‑K for the year ended December 31, 2018 filed on March 14, 2019.

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